Exhibit 23.2






The Board of Directors
WMA International Corporation


We consent to incorporation by reference in the registration statement (No. 33-94226-A) on Form SB-2 of WMA International Corporation of our report dated March 25, 1997, relating to the consolidated balance sheet of WMA International Corporation and subsidiaries as of December 31, 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year ending December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-KSB of WMA International Corporation.


Atlanta, Georgia                                          KPMG Peat Marwick LLP
April 14, 1997